Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RingCentral, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report dated February 26, 2020 contains an explanatory paragraph that states that RingCentral, Inc. acquired Connect First, Inc. on January 14, 2019, and management excluded from its assessment of the effectiveness of RingCentral, Inc.’s internal control over financial reporting as of December 31, 2019, Connect First, Inc.’s internal control over financial reporting associated with approximately 3% of consolidated total assets and approximately 1% of consolidated total revenues included in the consolidated financial statements of RingCentral, Inc. as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of RingCentral, Inc. as of December 31, 2019 also excluded an evaluation of internal control over financial reporting of Connect First, Inc.
Our report on the consolidated financial statements refers to RingCentral, Inc.’s adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases, as of January 1, 2019.
/s/ KPMG LLP

Santa Clara, California
February 26, 2020